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                                                                      Exhibit 99

Contact:
Buca, Inc.
Greg Gadel, Chief Financial Officer
(612) 288-2382
ggadel@bucadibeppo.com

Shannon Burns
Weber Shandwick Worldwide
(952) 346-6173
sburns@webershandwick.com

FOR IMMEDIATE RELEASE
---------------------


                   BUCA, INC. REPORTS 42 PERCENT YEAR-TO-DATE
                                 SALES INCREASE
        Introduces New Menu Items to Strengthen Appeal to Smaller Parties


MINNEAPOLIS, Oct. 23, 2001 -- Buca, Inc. (NASDAQ: BUCA) today reported sales of $44,156,000 for the thirteen weeks ended Sept. 30, 2001, an increase of 32 percent from sales of $33,438,000 in the third quarter of fiscal 2000. Third quarter earnings were 9 cents per share fully diluted before special one-time charges of $2,147,000, or 8 cents per share fully diluted. Net income for the quarter was $103,000, or 1 cent per share fully diluted, compared to net income of $1,682,000, or 12 cents per share fully diluted, in the same period the year prior. Weighted average fully diluted shares outstanding reached 16,700,274 for the quarter, compared to 14,595,619 for the third quarter of 2000.

For the nine months ended Sept. 30, Buca, Inc. reported sales of $127,322,000, an increase of 42 percent from sales of $89,959,000 reported for the same period in 2000. Comparable restaurants sales declined 0.5 percent for the first nine months. Year-to-date earnings per share before special one-time charges was 34 cents compared to net income of 30 cents per share fully diluted for the same period in 2000. Net income after the special charges for the first nine months of 2001 was $4,212,000 or 26 cents per share fully diluted. Weighted average fully diluted shares outstanding reached 16,387,518 for the nine months ended Sept. 30, compared to 13,210,265 for the same period in 2000.

The reported earnings reflect the dramatic sales decline that began on Sept. 11 as a result of the terrorist attacks. Comparable restaurant sales declined 3.8 percent in the third quarter ended Sept. 30. Sales, however, have improved each week since the attacks. The average weekly sales for new restaurants opened in 2001 dropped from the year to date average of approximately $60,000 to $43,000 the week of the attack. Since the attack, weekly sales for the new restaurants have steadily improved, with the sales from these restaurants averaging more than $48,000 last week. During this same time period, the total company average weekly sales have improved
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from $45,000 to more than $51,000 last week. Comparable restaurant sales, which decreased 16 percent in the week immediately following the attack, have improved. Weekends compare positively year-over-year and early week sales comparisons have been improving during the past three weeks. The sales at the two newest restaurants, in Salt Lake City and Detroit have averaged more than $70,000 per week since opening in September. These last two openings complete the 17 new restaurants for fiscal 2001, all open in the first three quarters with 598 operating weeks, the company's best result ever.

"As I discussed in our call on Oct. 4, the terrorist attacks had a significant negative impact on our early week business, particularly as it relates to guest visits from business travelers and the portion of our business that is celebratory in nature. We saw the greatest sales declines at our restaurants that were opened in the last 15 months." said Joseph P. Micatrotto, chairman, president and CEO, Buca, Inc.

"In response to our previous consumer research, we have begun the introduction of Buca per Due, with additional menu items that will strengthen our appeal among smaller parties. While our large portions, which serve several people for the price of a single entree in many traditional restaurants, provide great value to our guests, some consumers perceive that it is difficult for small groups to experience the breadth of our menu offerings. These new menu offerings, which marry portions of our Baked Specialties with several of our most popular entree items, are served on our traditional family style platters, allowing groups of two to four diners to enjoy a wider selection of our fabulous food each time they visit.

"The initial consumer response has been very positive. While it is too early to project how positively these new menu offerings will impact our business, each of the restaurants in which the test has been implemented has seen year-over-year sales increases. Based upon this feedback from our guests, we believe that our new Buca per Due initiative will increase the visit frequency of our guests who might otherwise only think of Buca di Beppo restaurants for special occasion dining and will also be a catalyst for additional new guest visits and additional opportunities for Take Out sales. We believe that the combination of this increased frequency and new visits will continue to strengthen the early week business that was impacted on Sept. 11. We have already seen an increase in our Take Out sales since the attack, with Take Out accounting for more than 5 percent of total sales for the first time ever.

"The results have been so impressive that we have accelerated the rollout of Buca per Due in our newest restaurants and their respective markets. In addition to our five Minneapolis-area restaurants, Buca per Due has also been launched in Detroit at our Utica and Livonia restaurants, in Salt Lake City at our Fort Union restaurant, and in Kansas City at our Plaza and Lenexa restaurants. We plan to introduce the new pairings system-wide by the middle of November, in time for our busy holiday season.

"These are difficult times in the restaurant business, as they are in our country. We will continue with the disaster relief efforts to help this country and those most deeply affected by the attacks. We have established a program to donate 5 percent of the revenue from the sale of all Buca di Beppo gift certificates between now and the end of the year to the Twin Towers Fund.
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"While we are confident that our current sales trend will continue, returning comparable restaurant sales to positive levels and restoring our new restaurants to average weekly sales levels achieved earlier, we do believe that it will take the remainder of the fourth quarter to accomplish this recovery. Based upon this expected sales trend and our forecast for the holiday season, we project that our earnings per share in the fourth quarter will be approximately 14 cents per share fully diluted, with expected total revenues in the fourth quarter of approximately $47,500,000, a reduction from our original revenue projection of $52,500,000. Looking forward into fiscal 2002, we forecast earnings per share between 72 and 75 cents, based upon projected comparable restaurant sales increases of 1 percent to 3 percent for the year. We believe comparable restaurant sales will be flat in the first half of the year and forecast comparable restaurant sales increases of 3 percent to 5 percent in the second half of the year.

Micatrotto concluded, "The value proposition that we offer our guests, in terms of the quality and quantity of food, as well as the sense of community and belonging, continues to be recognized by our guests. While our near-term financial performance has suffered as a result of the terrorist attacks, we remain focused on the long-term growth opportunity for our company to grow to at least 450 Buca di Beppo restaurants domestically."

Buca, Inc., a public company headquartered in Minneapolis, owns and operates Buca di Beppo restaurants, a collection of 68 highly acclaimed immigrant Southern Italian restaurants in Arizona, California, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, Nebraska, Nevada, New York, Ohio, Pennsylvania, Texas, Utah, Washington, Wisconsin and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include expected earnings per share and revenue figures, comparable store sales increases, guest visit frequency, the timing of testing and introduction of the Buca per Due menu, and the company's goal of ultimately operating at least 450 restaurants. The actual testing and introduction of the Buca per Due menu could be delayed based upon results achieved in the testing phase. Our visit frequency, earnings per share, revenues and comparable restaurant sales increases could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running our business, as well as the number of shares outstanding. The number of restaurants actually opened in the years to come is dependant upon a number of factors, including available capital, locating suitable sites and general economic conditions. These and other factors are discussed in more detail in the company's Annual Report on form 10-K for the fiscal year ended December 31, 2000, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

                                       ###
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                           Buca, Inc. and Subsidiaries
                      Consolidated Statement of Operations
             (Unaudited, in 000's, except share and per share data)


                                                        Thirteen Weeks Ended            Thirty-Nine Weeks Ended
                                                    September 30,   September 24,    September 30,    September 24,
                                                       2001             2000            2001             2000
Restaurant sales                                     $  44,156        $  33,438      $  127,322        $  89,959
Restaurant costs
   Product                                              11,160            8,866          32,206           23,797
   Labor                                                14,386           10,617          40,433           28,852
   Diret and occupancy                                  10,529            6,717          28,807           17,699
   Depreciation and amortization                         2,568            1,590           6,861            4,403
                                                      --------        ---------       ---------        ---------
       Total restaurant costs                           38,643           27,790         108,307           74,751
                                                      --------        ---------       ---------        ---------
Income from restaurant operations                        5,513            5,648          19,015           15,208
General and administrative expenses                      2,613            1,829           7,590            5,409
Preopening costs                                           713            1,388           2,961            3,815
                                                      --------        ---------       ---------        ---------
Operating income                                         2,187            2,431           8,464            5,984
Interest income                                            163              255             618              464
Interest expense                                           (39)             (97)           (229)            (398)
Special charges                                         (2,147)              --          (2,147)              --
                                                      --------        ---------       ---------        ---------
Income before income taxes                                 164            2,589           6,706            6,050
Provision for income taxes                                 (61)            (907)         (2,494)          (2,117)
                                                      --------        ---------       ---------        ---------
Net income                                            $    103        $   1,682       $   4,212        $   3,933
                                                      ========        =========       =========        =========

Net income per common share-basic:
Net income per share                                 $    0.01        $    0.12       $    0.27        $    0.31
Weighted average common shares outstanding          16,263,504       14,149,507      15,785,858       12,742,461

Net income per share-diluted:
Net income per share                                 $    0.01        $    0.12       $    0.26        $    0.30
Weighted average common shares assumed
outstanding                                         16,700,274       14,595,619      16,387,518       13,210,265

                                                          Thirteen Weeks Ended            Thirty-Nine Weeks Ended
                                                      September 30,   September 24,    September 30,    September 24,
                                                         2001             2000            2001             2000
Restaurant sales                                        100.0%           100.0%          100.0%           100.0%
Restaurant costs
   Product                                               25.3%            26.5%           25.3%            26.5%
   Labor                                                 32.6%            31.8%           31.8%            32.1%
   Direct and occupancy                                  23.8%            20.1%           22.6%            19.7%
   Depreciation and amortization                          5.8%             4.8%            5.4%             4.9%
                                                      --------        ---------       ---------        ---------
       Total restaurant costs                            87.5%            83.1%           85.1%            83.1%
                                                      --------        ---------       ---------        ---------
Income from restaurant operations                        12.5%            16.9%           14.9%            16.9%
General and administrative expenses                       5.9%             5.5%            6.0%             6.0%
Preopening costs                                          1.6%             4.2%            2.3%             4.2%
                                                      --------        ---------       ---------        ---------
Operating income                                          5.0%             7.3%            6.6%             6.7%
Interest income                                           0.4%             0.8%            0.5%             0.5%
Interest expense                                         (0.1)%           (0.3)%          (0.2)%           (0.4)%
Special charges                                          (4.9)%            0.0%           (1.7)%            0.0%
                                                      --------        ---------       ---------        ---------
Income before income taxes                                0.4%             7.7%            5.3%             6.7%
Provision for income taxes                               (0.1)%           (2.7)%          (2.0)%           (2.4)%
                                                      --------        ---------       ---------        ---------
Net income                                                0.2%             5.0%            3.3%             4.4%
                                                      ========        =========       =========        =========
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